Exhibit n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2015 (except as to Note 9 in the previously filed 2015 financial statements regarding the effects of the retrospective adoption of ASU 2015-03 as of December 31, 2014, which is not presented therein and is as of July 21, 2016) with respect to the consolidated financial statements of GSV Capital Corp. and subsidiaries as of December 31, 2014 and for the year then ended, and financial highlights for each of the three years in the period ended December 31, 2014, which appears in the Prospectus contained in this Registration Statement. We have also issued our report dated July 21, 2016 relating to the senior securities table as of December 31, 2014 and 2013, which appears in the Prospectus contained in this Registration Statement. We consent to the use of the aforementioned reports in the Prospectus contained in this Registration Statement, and to the use of our name as it appears under the captions “Selected Financial and Other Data,” “Senior Securities,” “Independent Registered Public Accounting Firms” and “Change in Independent Registered Public Accounting Firm.”

/s/ GRANT THORNTON LLP

San Francisco, California

May 8, 2017